Exhibit 10.11

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and between

ASTELLAS PHARMA INC.

and

UPSTREAM BIO, INC.

Dated as of October 14, 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

TABLE OF EXHIBITS

Exhibit A	Form of Bill of Sale

Exhibit B	Form of Patent Assignment

TABLE OF SCHEDULES

Schedule 2.1(a)	Transferred Patent Rights

Schedule 2.1(b)	Transferred Inventory

Schedule 2.1(c)	Transferred Documents and Data

Schedule 2.1(e)	Transferred Copies of Filings and Correspondence

Schedule 6.2-1	Designated Suppliers

Schedule 6.2-2	Form of Notification Letter to Designated Suppliers

Schedule A	Compound

Schedule B	Knowledge

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 14, 2021 (this “Agreement”), is made and entered into by and between Astellas Pharma Inc., a Japanese kabushiki kaisha having a place of business at 5-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“Seller”) and Upstream Bio, Inc., a Delaware corporation having a place of business care of: Maruho Hatsujyo Innovations, 175 Washington Street, Norwell, MA 02061, USA (“Purchaser,” and together with Seller, the “Parties”).

RECITALS

WHEREAS, Seller and certain of its Affiliates hold certain assets relating to the Compound.

WHEREAS, the Parties desire that, at the Closing, Seller shall sell, or cause to be sold by the Divesting Entity, to Purchaser, and Purchaser shall purchase from Seller and the Divesting Entity, all of the Transferred Assets and assume all of the Assumed Liabilities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person. Notwithstanding the foregoing, any stockholder of Purchaser (which stockholder that is a venture capital fund, venture capital operating company, private equity fund or individual), and any portfolio company of any such stockholder (or of any other entity that shares the same management company with the stockholder), or any group of such stockholders, shall not be deemed to “Control” or to be “under common Control with” Purchaser and shall not be considered an Affiliate of Purchaser.

“Aggregate Closing Payment” has the meaning set forth in Section 2.5.

“Agreement” has the meaning set forth in the Preamble and which includes all attachments and schedules thereto.

“Ancillary Documents” means the Bill of Sale and the Patent Assignment.

“ASP7266 Master Cell Bank” shall have the meaning as defined on Schedule 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 2.7(c).

“Business” means the business of having researched, developed, manufactured, commenced clinical trials for, and otherwise engaged in activities relating to the Compound as conducted by or on behalf of Seller and the Divesting Entity as of the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Tokyo, Japan or New York, NY are authorized or obligated by Law or executive order to close.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Inventory Amount” means $145,745, which amount is the aggregate cost of the Transferred Inventory included in the Transferred Assets as of the Closing as specified on Schedule 2.1(b).

“Compound” means the compound designated by Seller as ASP7266 as described in Schedule A, including [***], as described in Schedule A.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 10, 2020 between Seller and Purchaser.

“Consumption Taxes” means consumption tax (shōhi zei) under the Consumption Tax Act (Act No. 108 of December 30, 1988) and local consumption tax (chihō shōhi zei) under the Local Tax Act (Act No. 226 of July 31, 1950).

“Contract” means all agreements, contracts, instruments, options, leases and subleases, purchase orders, warranties, notes, bonds, mortgages, indentures, obligations, arrangements, commitments, undertakings, understandings and licenses (other than this Agreement).

“Covered Person” has the meaning set forth in Section 6.4(a).

“De Minimis Amount” has the meaning set forth in Section 7.5(a).

“Deductible” has the meaning set forth in Section 7.5(a).

“Designated Suppliers” has the meaning set forth in Section 6.2.

“Direct Claim” has the meaning set forth in Section 7.3(a).

“Direct Purchaser-Lonza License” has the meaning set forth in Section 6.1(b).

“Disclosed Encumbrances” means (i) the rights of Regeneron under the Regeneron Letter Agreement and (ii) the rights of Lonza in and to the ASP7266 Master Cell Bank.

“Divesting Entity” means Astellas Pharma Global Development, Inc.

“Dollars” or “$” means the lawful currency of the United States of America, and all references to monetary amounts herein will be in Dollars unless otherwise specified herein.

“Encumbrance” means assignment by way of security (jōto-tampo-ken), pledge (shichi- ken), mortgage (teitō -ken), statutory lien (sakidori-tokken), right of retention (ryūchi-ken), charge, lien, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any Person (including any right to acquire, option, right of first refusal or right of pre-emption), or any Contract to create any of the same, except in all cases for Permitted Encumbrances.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDA” means the Food and Drug Administration of the United States, and any successor agency thereto.

“Feed Media” has the meaning set forth in Section 6.2.

“Feed Media Documentation” has the meaning set forth in Section 6.2.

“Fraud” means actual fraud by a Party or such Party’s directors or employees, solely in respect of a knowing and intentional misrepresentation of any representation or warranty expressly given in Article IV or Article V, as the case may be, with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or similar theory).

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including the Ministry of Health, Labor, and Welfare and any other governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, in each case that is preliminary or final.

“IND” means the Investigational New Drug Application No. 127635 for the Compound originally filed with the FDA on December 9, 2015.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Insurance Policies” has the meaning set forth in Section 6.16(b).

“JPY” means the lawful currency of Japan.

“knowledge” means the actual knowledge of the individuals set forth on Schedule B, without obligation of any further review or inquiry, and does not include information of which they may deemed to have constructive knowledge only.

“Law” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order in any applicable locality.

“Liabilities” means any and all debts, liabilities, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed CMC Methods” has the meaning set forth in Section 6.10.

“Lonza” has the meaning set forth in Section 6.1.

“Lonza Multiproduct License” has the meaning set forth in Section 6.1.

“Lonza Multiproduct License Narrowing Amendment” has the meaning set forth in Section 6.1(a).

“Losses” has the meaning set forth in Section 7.1.

“Parties” has the meaning set forth in the Preamble.

“Patent Assignment Recordation Forms” has the meaning set forth in Section 6.8(a).

“Patent Assignment” has the meaning set forth in Section 2.7(d).

“Patent Rights” means all patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for anywhere in the world, together with all associated patent files.

“Permitted Encumbrances” means (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens arising or incurred in the ordinary course, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) non-exclusive license grants for research, development and other non-commercial purposes and (d) Encumbrances that would not have a material adverse effect.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

“Planned Publication” has the meaning set forth in Section 6.12.

“Privacy Laws” means any Laws pertaining to privacy, data protection, personal data transfer, consumer protection, data security breach, or social security number protection, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, UK General Data Protection Regulation and the UK Data Protection Act 2018, the Telephone Consumer Protection Act of 1991, as amended, the Do- Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, data breach or data transfer issues), California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA), the Act on the Protection of Personal Information of Japan, the Act on the Use of Numbers to Identify a Specific Individual in Administrative Procedures of Japan, the Act on Regulation of Transmission of Specified Electronic Mail of Japan, and the Act on Specified Commercial Transactions of Japan.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser” has the meaning set forth in the Preamble.

“Regeneron Letter Agreement” means that certain letter agreement by and among Seller, Purchaser, and Regeneron Pharmaceuticals, Inc. (“Regeneron”) regarding the partial assignment to and assumption by Purchaser of certain of Seller’s surviving rights and obligations under the Terminated Regeneron Agreement and the release of Purchaser from such rights and obligations by Regeneron.

“Representatives” means, with respect to either Party, such Party’s Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, financial advisors, lenders, consultants, and other representatives and agents.

“Safety Data” means copies of the safety data for the Compound included in the Transferred Documents and Data as set forth in the “Safety Data” subsection of Schedule 2.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Trademarks” has the meaning set forth in Section 6.11.

“Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Taxing Authority” means any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.

“Terminated Regeneron Agreement” means that certain Non-Exclusive License and Material Transfer Agreement between Seller and Regeneron effective as of March 30, 2007, as amended by that certain amendment dated July 28, 2010 and that certain memorandum dated October 11, 2016, and subsequently terminated effective as of June 17, 2018.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Defense” has the meaning set forth in Section 7.3(b).

“Transfer Taxes” means Consumption Taxes and any other federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar tax, fee or charge imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Copies of Filings and Correspondence” has the meaning set forth in Section 2.1(e).

“Transferred Documents and Data” has the meaning set forth in Section 2.1(c).

“Transferred Inventory” has the meaning set forth in Section 2.1(b).

“Transferred IP Rights” has the meaning set forth in Section 2.1(f).

“Transferred Patent Rights” has the meaning set forth in Section 2.1(a).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entity to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Divesting Entity, all of Seller’s and the Divesting Entity’s rights, titles and interests in, to or under the assets referenced in this Section 2.1, subject to the Disclosed Encumbrances (collectively, the “Transferred Assets”):

(a) the Patent Rights listed on Schedule 2.1(a) (the “Transferred Patent Rights”), including all claims and causes of action with respect to any of the foregoing, whether past, present or future, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for infringement;

(b) subject to Section 6.1 (ASP7266 Master Cell Bank Covenants) with respect to the ASP7266 Master Cell Bank, all inventory and samples listed on Schedule 2.1(b) (the “Transferred Inventory”);

(c) all documents and data listed on Schedule 2.1(c) including a copy of the portions of the lab and R&D notebooks as specifically stated in Schedule 2.1(c) (the “Transferred Documents and Data”); provided, that for clarity the Licensed CMC Methods are not included in the Transferred Documents and Data and are instead licensed to Purchaser as set forth in Section 6.10 hereunder; provided, further, that notwithstanding any other provision of this Agreement, [***];

(d) the Compound;

(e) copies of all regulatory filings and material correspondence, listed on Schedule 2.1(e) and the data included in such filings and correspondence (the “Transferred Copies of Filings and Correspondence”); provided, that [***] but for clarity Purchaser may use the information within the Transferred Copies of Filings and Correspondence to support the submission of a new investigational new drug application for the Compound and may reference [***] in its independent future fillings with regulatory authorities; and

(f) unregistered intellectual property rights owned by Seller or the Divesting Entity that are embodied within the Transferred Documents and Data, Transferred Copies of Filings and Correspondence or Transferred Patent Rights (such as copyrights, trade secrets, use invention rights, past and future rights to sue for infringement), in each case, if and to the extent existing and related solely to the Business (together with the Transferred Patent Rights, collectively, the “Transferred IP Rights”).

Section 2.2 Excluded Assets. Other than the Transferred Assets, Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any assets of Seller or the Divesting Entity (collectively, the “Excluded Assets”).

Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, Purchaser shall assume and discharge or perform when due all Liabilities (including Liabilities related to Transfer Taxes imposed as a result of the purchase and sale of the Transferred Assets) arising out of or relating to the Transferred Assets on or after the Closing, including the use, ownership, possession, operation, sale or lease of the Transferred Assets (collectively, the “Assumed Liabilities”).

Section 2.4 Excluded Liabilities. The Parties acknowledge and agree that all other Liabilities, to the extent not included in the definition of “Assumed Liabilities” as defined under Section 2.3 are “Excluded Liabilities.” All Excluded Liabilities are retained by Seller.

Section 2.5 Aggregate Closing Payment. In consideration of the sale and transfer of the Transferred Assets and all other representations, warranties and covenants set out herein, Purchaser agrees to pay to Seller at the Closing an aggregate amount equal to the sum of (a) Eighty-one Million Dollars ($81,000,000) (the “Purchase Price”) plus (b) the Closing Date Inventory Amount (together, the “Aggregate Closing Payment”), exclusive of any Transfer Taxes, and to assume, satisfy and discharge all Assumed Liabilities. The Aggregate Closing Payment shall be paid in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchaser prior to the Closing.

Section 2.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by means of (a) delivery and exchange of documents, instruments and signatures required to be delivered by each Party by electronic mail (as portable document format (.pdf) files), facsimile transmission, hand delivery or such other means as the Parties may mutually agree, (b) delivery of certain Transferred Assets in the manner described in Section 2.7 (Closing Deliveries by Seller) and (c) wire transfer of funds, in each case on a Business Day as soon as reasonably practicable, but in no event later than the [***] Business Day following the date on which all conditions of the obligations of the Parties set forth in Article III (other than those conditions that by their nature may only be satisfied at the Closing or on the Closing Date) have been satisfied or waived, or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.7 Closing Deliveries by Seller. At the Closing, Seller will execute (where applicable) and deliver, or cause to be delivered by the Divesting Entity, to Purchaser, unless the delivery of such item is waived by Purchaser:

(a) subject to Section 6.1 (ASP7266 Master Cell Bank Covenants) with respect to the ASP7266 Master Cell Bank, the Transferred Inventory [***] at the premises of Seller or its designee, to be specified by Seller prior to the Closing; provided, that with respect to such Transferred Inventory, [***]; provided, further, that for clarity [***];

(b) the Transferred Documents and Data and the Transferred Copies of Filings and Correspondence, in each case by way of making such Transferred Documents and Data and the Transferred Copies of Filings and Correspondence available for download by Purchaser in a virtual data room;

(c) a counterpart duly executed by Seller and/or the Divesting Entity, as applicable, to the Bill of Sale in the form attached as Exhibit A hereto (the “Bill of Sale”);

(d) a counterpart duly executed by Seller and/or the Divesting Entity, as applicable, to the patent assignment in the form attached as Exhibit B hereto (as fully executed, the “Patent Assignment”) and any required power of attorney in connection with such assignment; and

(e) a certificate executed by a duly authorized signatory of Seller, dated as of the Closing, certifying that each of the conditions set forth in Section 3.1(a) (Representations, Warranties and Covenants of Seller) has been satisfied.

Section 2.8 Closing Deliveries by Purchaser. At the Closing, Purchaser will execute (where applicable) and deliver, or cause to be delivered, to Seller, unless the delivery of such item is waived by Seller:

(a) payment by Purchaser of the Aggregate Closing Payment, by wire transfer of immediately available funds;

(b) a counterpart duly executed by Purchaser to the Bill of Sale;

(c) a counterpart duly executed by Purchaser to the Patent Assignment; and

(d) a certificate executed by a duly authorized signatory of Purchaser, dated as of the Closing, certifying that each of the conditions set forth in Section 3.2(a) has been satisfied.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of each of the following conditions:

(a) Representations, Warranties and Covenants of Seller.

(i) The covenants, obligations and agreements contained in this Agreement to be complied with by Seller on or prior to the Closing have been complied with in all material respects to the extent required to be complied with by Seller on or prior to the Closing.

(ii) Each of the representations and warranties of Seller contained in Article IV, without giving effect to materiality or material adverse effect qualifications, is true and correct as of the Closing, except where the failure of such representations and warranties to be so true and correct, does not and is not reasonably likely to, individually or in the aggregate, result in a material adverse effect.

(b) No Injunctive Law or Governmental Order. There is no Law in effect or Governmental Order in existence that would have the effect of prohibiting, enjoining or restraining the consummation of the Closing.

(c) Closing Deliveries. Seller has delivered to Purchaser the documents and other items required to be delivered by Seller pursuant to Section 2.7 (Closing Deliveries by Seller).

(d) Execution of the Regeneron Letter Agreement. Purchaser, Seller, and Regeneron shall have mutually executed the Regeneron Letter Agreement.

Section 3.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser.

(i) The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser on or prior to the Closing have been complied with in all material respects to the extent required to be complied with by Purchaser on or prior to the Closing.

(ii) Each of the representations and warranties of Purchaser contained in Article V, without giving effect to materiality or similar qualifications, is true and correct as of the Closing, except where the failure of such representations and warranties to be so true and correct, does not and is not reasonably likely to, individually or in the aggregate, result in a material adverse effect.

(b) No Injunctive Law or Governmental Order. There is no Law in effect or Governmental Order in existence that would have the effect of prohibiting, enjoining or restraining the consummation of the Closing.

(c) Closing Deliveries. Purchaser has delivered to Seller the payment, documents and other items required to be delivered by Purchaser pursuant to Section 2.8 (Closing Deliveries by Purchaser).

(d) Execution of the Regeneron Letter Agreement. Purchaser, Seller, and Regeneron shall have mutually executed the Regeneron Letter Agreement.

Section 3.3 Frustration of Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 3.1 (Conditions to Obligations of Purchaser) or Section 3.2 (Conditions to Obligations of Seller) to be satisfied if such failure was caused by the failure of Purchaser or Seller, respectively, to (a) use commercially reasonable efforts to consummate the transactions contemplated hereby and (b) otherwise comply with its obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof, Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization. Seller is a kabushiki kaisha duly organized and validly existing under the Laws of Japan. The Divesting Entity is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Seller and the Divesting Entity is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect. The Divesting Entity is a wholly-owned subsidiary of Seller.

Section 4.2 Authority; Binding Effect.

(a) Each of Seller and the Divesting Entity has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Documents, and to perform its obligations hereunder. The execution and delivery by Seller (on its behalf and on behalf of the Divesting Entity) of this Agreement and the Ancillary Documents, and the performance by each of Seller and the Divesting Entity of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller and the Divesting Entity.

(b) This Agreement and the Ancillary Documents have been duly executed and delivered by Seller (on its behalf and on behalf of the Divesting Entity) and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of Seller and the Divesting Entity, enforceable against each of Seller and the Divesting Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3 Transferred Assets.

(a) To the knowledge of Seller, none of the Transferred Patent Rights and the Transferred Inventory are subject to any Encumbrances, other than the Disclosed Encumbrances.

(b) To the knowledge of Seller, no claims have been asserted challenging the Divesting Entity’s inventorship of any Transferred Patent Rights.

(c) To the knowledge of Seller, there are no pending claims or proceedings, including oppositions, cancellations, interferences, concurrent use, ex parte appeals, inter partes reviews or re-examinations, other than actions of patent offices in the ordinary course of prosecution, challenging the validity, enforceability, registrability, patentability, or ownership to the Transferred Patent Rights.

(d) As of the Closing, [***].

(e) To the knowledge of Seller, all maintenance and annual fees that are due and payable have been fully paid, and all fees paid during prosecution and after issuance of any patent due and payable have been paid in the correct amounts, in each case with respect to the Transferred Patent Rights.

Section 4.4 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Seller, the Divesting Entity or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Divesting Entity. Without limiting the foregoing, neither Seller nor the Divesting Entity has made or makes any representation or warranty as to: (a) the accuracy or completeness of any information regarding the Business, Seller, the Divesting Entity, the Transferred Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto or thereto, and none of Seller, the Divesting Entity or any of their respective Affiliates or any other Person will have, or be subject to, any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s use of, any such information, including any confidential memoranda distributed by or on behalf of Seller or the Divesting Entity relating to the Transferred Assets or the Assumed Liabilities or any other publication, document or information provided to Purchaser or its Representatives in any “data room” or otherwise in connection with the sale of the Transferred Assets, (b) the completeness or sufficiency of the Transferred Assets or the Assumed Liabilities, including any warranties of merchantability and fitness for any particular purpose, and all other implied warranties arising under any applicable laws, (c) the validity, enforceability, effectiveness or ownership of the Transferred Patent Rights or the non-infringement, non-misappropriation or non-violation by Seller or the Transferred Assets of any intellectual property rights of any other third party, or (d) any other representation or warranty arising from statute or otherwise in Law. PURCHASER HEREBY ACKNOWLEDGES THAT THE TRANSFERRED INVENTORY IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE. SELLER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE TRANSFERRED INVENTORY AND IS PROVIDING THE MATERIALS “AS-IS”. SELLER DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE TRANSFERRED INVENTORY. PURCHASER ACKNOWLEDGES AND AGREES THAT THE COMPOUND HAS NOT RECEIVED REGULATORY APPROVAL AND PURCHASER SHALL NOT SELL OR OTHERWISE USE THE TRANSFERRED INVENTORY EXCEPT AS PERMITTED BY APPLICABLE LAW.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof, Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization. Purchaser is a Delaware corporation. Purchaser is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not be reasonably likely to have, individually or in the aggregate, a material adverse effect.

Section 5.2 Authority; Binding Effect. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Documents and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and the Ancillary Documents has been duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3 Financial Capability. Prior to the Closing, Purchaser shall have sufficient cash on hand or cash commitments to pay the Aggregate Closing Payment on the terms and subject to the conditions contemplated by this Agreement.

Section 5.4 Condition of the Transferred Assets. Purchaser and its Representatives have made all inspections and investigations of the Transferred Assets deemed necessary or desirable by Purchaser. Purchaser acknowledges and agrees that (a) it is purchasing the Transferred Assets based on the results of its inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement and (b) except as otherwise set forth in this Agreement, the Transferred Assets are sold “as is, where is” and it accepts the Transferred Assets in the condition they are in and at the place where they are located on the Closing. In light of these inspections and investigations and the representations and warranties expressly made to Purchaser by Seller herein, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller or the Divesting Entity expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE IV, NEITHER SELLER, ITS AFFILIATES, NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR WARRANTY AS TO QUALITY, REMAINING SHELF LIFE, OR ANY OTHER PROPERTIES OR CHARACTERISTICS AS TO THE TRANSFERRED INVENTORY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE VI

COVENANTS

Section 6.1 ASP7266 Master Cell Bank Covenants. Purchaser acknowledges and agrees that the ASP7266 Master Cell Bank was generated by or on behalf of Seller pursuant to a license to certain intellectual property rights controlled by Lonza Sales AG (“Lonza”) and Ganymed Pharmaceuticals AG dated April 21, 2009, as subsequently amended (the “Lonza Multiproduct License”). Seller acquired Ganymed Pharmaceuticals AG on December 20, 2016 and all rights and obligations of Ganymed Pharmaceuticals AG under the Lonza Multiproduct License were transferred to Seller in connection therewith.

(a) Prior to or as soon as possible after the Closing, Seller shall execute an amendment to the Lonza Multiproduct License with Lonza (such amendment, the “Lonza Multiproduct License Narrowing Amendment”) which [***]. Seller shall promptly notify Purchaser in writing of the execution of the Lonza Multiproduct License Narrowing Amendment and shall provide Purchaser a copy of such Lonza Multiproduct License Narrowing Amendment.

(b) Prior to or as soon as practicable after the Closing, Purchaser shall execute a license agreement with Lonza providing Purchaser with necessary rights to intellectual property rights controlled by Lonza to develop, manufacture, commercialize, and/or otherwise exploit the Compound and to use the ASP7266 Master Cell Bank in connection therewith (the “Direct Purchaser-Lonza License”). Purchaser shall promptly notify Seller in writing of the execution of the Direct Purchaser-Lonza License and shall provide Seller a copy of such Direct Purchaser-Lonza License.

(c) At such time when (i) Seller has executed the Lonza Multiproduct License Narrowing Amendment and notified Purchaser thereof in accordance with Section 6.1(a) and (ii) Purchaser has executed the Direct Purchaser-Lonza License and notified Seller thereof in accordance with Section 6.1(b), Seller shall deliver the ASP7266 Master Cell Bank to Purchaser [***] at the premises of Seller or its designee. [***].

Section 6.2 [***]. Purchaser shall be solely responsible for procuring from the suppliers designated by Seller set forth in Schedule 6.2-1 (the “Designated Suppliers”) the [***] that Seller, the Divesting Entity or any of their respective Affiliates, as applicable, is using [***] immediately prior to the Closing Date (the “[***]”). [***]. Purchaser further acknowledges [***], accordingly, agrees to the following:

(a) Purchaser shall [***] thereof and in accordance with the terms and conditions of this Agreement. Purchaser agrees not to [***].

(b) Purchaser shall use [***] in strict accordance with all applicable Laws and guidelines.

(c) Purchaser shall [***].

Section 6.3 Pharmacovigilance. Other than with respect to transfer of the Safety Data as part of the Transferred Documents and Data as set forth in Section 2.7(b), Seller shall have no pharmacovigilance obligations after the Closing Date. Purchaser shall assume all pharmacovigilance activities and obligations for the Compound as of the Closing Date.

Section 6.4 Anti-Bribery Laws.

(a) In connection with the performance of their respective obligations under this Agreement, each of Purchaser and Seller shall comply with all applicable Laws concerning bribery, money laundering or corrupt practices or which in any manner prohibit the giving of anything of value to (i) any person elected to, appointed to, employed by or acting on behalf of a political party, a Governmental Authority or any health care entity or organization (including, without limitation, any public health organization), including, without limitation, and, in each case, any candidate or person nominated for any such position (each a “Covered Person”), or (ii) any officer, director, employee, agent, or representative of any third party, including, in each case, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. and any similar laws outside of the U.S.

(b) In connection with the performance of their obligations under this Agreement, each of Purchaser and Seller shall not, directly or indirectly (whether through any of its equity holders, partners, managers, officers, directors, employees, representatives, affiliates, sub-contractors, agents or any other third party), offer, pay, promise to pay, give, promise to give or authorize the payment of any money, the giving of any financial or other advantage or the giving of anything else of value to or for the benefit of:

(i) a Covered Person for the purpose of (A) improperly influencing or rewarding any act, the failure to undertake any act or decision of such Covered Person, (B) inducing such Covered Person to do or omit to do any act, (C) securing any improper advantage for Seller, Purchaser or any of their respective Affiliates, or (D) improperly inducing such Covered Person to use his or her influence to affect or influence any act or decision of a political party, a Governmental Authority or a health care organization, (including, without limitation, any public health organization); or

(ii) any officer, director, employee, agent, or representative of a third party, unless: (A) such offer, promise, payment or gift is made without the intent to influence the recipient’s or beneficiary’s action with respect to such third party’s business, gain a commercial benefit for Seller or Purchaser to the detriment of such third party, or induce the recipient or beneficiary to violate a duty of loyalty to such third party, and (B) such third party has provided its prior written consent.

Section 6.5 Trade Control Laws. In connection with the performance of their respective obligations under this Agreement, both Purchaser and Seller shall comply with all restrictions, requirements or controls imposed under applicable Law on the import, export or transfer of any product, and/or any ingredients or components thereof, including any economic sanction and export control related there to, including, without limitation, obtaining all licenses, approvals or consents that are required prior to the import, export or transfer of any products, and/or any ingredients or components thereof, or any technical information related thereto.

Section 6.6 Confidentiality.

(a) Subject to Section 6.7 (Public Announcements), Seller shall not, and shall cause its Affiliates not to, and shall instruct its Representatives not to, at any time after the Closing Date, without the prior written consent of Purchaser, disclose to any third party (other than each other and their respective Representatives), or use for any purpose other than as contemplated by this Agreement or any of the Ancillary Documents, any confidential information included in the Transferred Assets that was disclosed by Seller to Purchaser and marked confidential; provided, that the foregoing restriction shall not (i) apply to any information which (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.6(a)) or (B) was made available to Seller or any of its Affiliates by a third party with the right to disclose such information free from confidentiality obligations, (ii) prohibit any disclosure (A) required by applicable Law, to the extent legally required (provided, that Seller promptly notifies Purchaser of such requirement and reasonably cooperates with Purchaser regarding requests for confidential treatment of any such information required to be disclosed), (B) in confidence, to legal counsel, (C) in connection with the enforcement of this Agreement or any rights hereunder or (D) to any purchaser or prospective purchaser or financing source or underwriter of Seller, any of its Affiliates or its or their assets in connection with such Person’s financial, accounting, Tax or similar due diligence of Seller or any of its Affiliates.

(b) Subject to Section 6.7 (Public Announcements), Purchaser shall not, and shall cause its Affiliates not to, and shall instruct its Representatives not to, for a period of five (5) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information included in the Excluded Assets; provided, that the foregoing restriction shall not (i) apply to any information (A) which is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.6(b)), (B) is independently developed by Purchaser or any of its Affiliates without use of any confidential information included in the Excluded Assets or (C) was made available to Purchaser by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by applicable Law, to the extent legally permissible and reasonably practicable under the circumstances, Purchaser provides Seller with reasonable prior notice of such disclosure (B) in confidence, to legal counsel or (C) in connection with the enforcement of this Agreement or any rights hereunder.

Section 6.7 Public Announcements. A press release announcing the closing of this Agreement shall be made public within 12 months of the Closing. The timing and content of the press release shall be agreed between the Parties prior to the intended publication date. Thereafter, neither Seller nor Purchaser may issue additional press releases or make public announcements concerning this Agreement without the prior written consent of the other Party, except that Purchaser may later disclose in future press releases information previously disclosed in prior approved press releases, and except for any such disclosure that is required by applicable Law or the rules of any securities exchange. Subject to the foregoing, Purchaser shall be able to freely make public announcements relating to the Transferred Assets and any development in exploitation thereof (provided, that Purchaser shall not use Seller’s name or include any Seller Trademark in any such announcement without obtaining the prior written consent of Seller).

Section 6.8 Further Actions.

(a) At the Closing or from time to time after the Closing, at the other Party’s reasonable request, Seller and Purchaser will, and will cause their respective Affiliates to execute and deliver to the other Party such other instruments of sale, transfer, conveyance, novation, assignment and confirmation, provide such materials and information and take such other actions as the requesting Party may reasonably deem necessary in order to effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Transferred Assets, subject to Encumbrances and Disclosed Encumbrances thereon, in accordance with the terms of this Agreement, and to cause the parties to fulfill their respective obligations under this Agreement. In connection with the foregoing, Purchaser shall record the Patent Assignment with each applicable jurisdictional register of the Transferred Patent Rights following the Closing, together with any other forms or instruments as may be reasonably necessary to record the assignment of the Transferred Patent Rights hereunder under applicable Law (collectively, “Patent Assignment Recordation Forms”).

(b) If at any time within [***] after the Closing, Purchaser reasonably determines that there may be additional assets that should have been included in the Transferred Assets that (a) Seller or the Divesting Entity controlled as of the Closing Date and (b) are necessary for the exploitation of the Compound, then Seller shall, upon notification from Purchaser, consider in good faith whether to provide such additional assets to Purchaser and to include them within the Transferred Assets. Notwithstanding anything to the contrary, Seller shall have final decision-making authority with regard to the foregoing, and Seller shall have no liability for any such omission.

Section 6.9 Filing, Prosecution and Maintenance of Transferred Patent Rights; Assistance with Prosecution. Purchaser will be solely responsible, at its own cost and expense, for the preparation, filing, prosecution and maintenance of any Patent Rights included in the Transferred Patent Rights following the Closing (including, for clarity, any reasonable fees and costs relating to the recording, registering and filing of any Patent Assignment Recordation Forms, including reimbursing Seller for any such reasonable fees and costs incurred by it in connection therewith, set forth in this Section 6.9). Without limitation to the foregoing, from time to time for a period of no longer than [***] following the Closing, [***].

Section 6.10 License to Purchaser to CMC Methods. Effective as of the Closing, Seller hereby grants to Purchaser an exclusive, worldwide, sublicenseable, transferable, royalty-free, fully-paid license under the processes and methods of manufacture, testing, qualifying and use of the Compound owned by Seller or the Divesting Entity as set out in the Transferred Documents and Data (collectively, the “Licensed CMC Methods”) for Purchaser to manufacture or have manufactured the Compound.

Section 6.11 Seller Trademarks; Company Name. Purchaser acknowledges and agrees that that the “Astellas” tradename and other trademarks owned by Seller and its Affiliates, and any part or variation of any of the foregoing (collectively, the “Seller Trademarks”) is not included in the Transferred Assets, and agrees that at no time shall Purchaser or any of its Affiliates use any Trademark that is confusingly similar to a Seller Trademark in connection with their use or other exploitation of the Transferred Assets after the Closing.

Section 6.12 Manuscripts and Publications. Subject to the remainder of this Section 6.12, Seller will not submit for publication any manuscripts concerning the Transferred Assets including the Compound, including its use in nonclinical and clinical studies, unless preapproved by Purchaser, with respect to content and timing of said publication. [***].

Section 6.13 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Purchaser, Seller shall, and shall cause the Divesting Entity to use their respective commercially reasonable efforts to preserve intact and maintain the Transferred Assets.

Section 6.14 [***]. [***].

Section 6.15 [***]. [***].

Section 6.16 Insurance.

(a) Purchaser shall maintain insurance with respect to its activities under this Agreement regarding the Compound in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the biotechnology industry.

(b) Without limiting the foregoing, Purchaser shall procure and maintain insurance policies during the term of this Agreement for: (i) comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of [***] combined single limit per occurrence and in the aggregate; (ii) commencing upon the first administration to humans of the Compound by or on behalf of Purchaser, clinical trial insurance, in a minimum amount of [***] combined single limit per occurrence and in the aggregate; and (iii) commencing upon the first administration to humans of the Compound by or on behalf of Purchaser products liability insurance, including broad form and contractual liability, in a minimum amount of [***] combined single limit per occurrence and in the aggregate, in each case written on an occurrence-basis (collectively, the “Insurance Policies”).

(c) Purchaser’s obligation to procure and maintain insurance policies of certain required insurance coverage and limits under this Section 6.16 may be satisfied with any combination of primary and umbrella/excess liability insurance; provided, that the terms and conditions of any such umbrella/excess liability insurance shall be at least as broad as the underlying policies.

(d) Each Insurance Policy shall (i) name as additional insureds Seller, the Divesting Entity and their directors, officers, agents and employees and (ii) be placed with a reputable insurer with a minimum [***].

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Seller. Subject to the provisions of this Article VII, Seller agrees to from and after the Closing defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns, from and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (collectively, the “Losses”) to the extent arising from or relating to:

(a) any breach of any representation or warranty of Seller contained in this Agreement;

(b) any breach by Seller of any of its covenants or agreements contained in this Agreement;

(c) [***]; and

(d) without duplication, any Excluded Liability.

Section 7.2 Indemnification by Purchaser. Subject to the provisions of this Article VII, Purchaser agrees to from and after the Closing defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns, from and against any and all Losses to the extent arising from or relating to:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement;

(b) any breach by Purchaser of any of its covenants or agreements contained in this Agreement;

(c) [***]; and

(d) without duplication, any Assumed Liability.

Section 7.3 Claim Notice; Defense.

(a) If (i) any third party or Governmental Authority institutes, threatens or asserts any claim, action, suit or proceeding that may reasonably give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article VII (a “Third Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) will have a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), then the Indemnified Party will promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Losses, in each case to the extent known (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts will not affect the rights of the Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. Each Claim Notice shall (A)(1) specify in reasonable detail all relevant facts, conditions and events, and (2) identify the specific provisions of this Agreement which give rise to such indemnification right; and (B) include a good-faith estimate of the amount of Losses for which the Indemnified Party is seeking indemnification from the Indemnifying Party.

(b) Subject to the further provisions of this Section 7.3, the Indemnifying Party will have [***] from the date on which the Indemnifying Party received the Claim Notice to notify the Indemnified Party that the Indemnifying Party will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Defense and to participate therein at its sole cost and expense, it being understood that the Indemnifying Party shall control such Third Party Defense. In the event an Indemnifying Party assumes the defense of a Third Party Claim in accordance with the terms of this Section 7.3(b), the Indemnifying Party may, in its reasonable discretion settle or compromise any such Third Party Claim, and each Indemnified Party shall reasonably cooperate in all respects with the conduct of such defense by the Indemnifying Party (including (i) the making of any related claims, counterclaims or cross-complaints against any Person in connection with such Third Party Claim and (ii) the making available of all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party) or the settlement of such Third Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement provide for (i) a complete release of the claims that are subject of such Third Party Claim in favor of the Indemnified Party or (ii) no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party and requires no admission of Liability by any Indemnified Party.

(c) In the event that an Indemnified Party gives Claim Notice to the Indemnifying Party and the Indemnifying Party fails or elects not to assume a Third Party Defense the Indemnified Party shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnifying Party. The Indemnified Party shall conduct the Third Party Defense actively and diligently, and the Indemnifying Party will provide reasonable cooperation in the Third Party Defense. The

Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of validity of the claim, except with the consent of the Indemnifying Party. If the Indemnifying Party does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(d) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party will, afford the Indemnifying Party and its employees, counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably necessary to investigate the Claim Notice. Notwithstanding the foregoing, no Indemnified Party will have any obligation to make available to the Indemnifying Party any information if making such information available would (i) jeopardize any attorney-client privilege, or (ii) contravene any applicable Law (it being understood that Indemnified Party will cooperate in any reasonable efforts and requests for waivers or other mechanisms that would enable otherwise required disclosure to the Indemnifying Party to occur without contravening such Law, or jeopardizing any attorney-client privilege).

(e) In the event of a Direct Claim, within [***] of delivery of a Claim Notice to the Indemnifying Party, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within such [***] period, such dispute will be resolved in accordance with Section 9.11 (Governing Law; Jurisdiction).

Section 7.4 Survival.

(a) The representations and warranties of Seller and Purchaser and the covenants and agreements that by their nature are required to be performed at or prior to the Closing, in each case contained in this Agreement, shall survive the Closing and remain in full force and effect until the date that is [***] from the Closing.

(b) All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived by the Party entitled to such performance.

(c) In the event notice of any claim for indemnification has been given in accordance with this Article VII, any time after the Closing and within the applicable survival period, the representations and warranties or covenants and agreements that are subject of such indemnification claim shall survive with respect to such claim until the final amount of recoverable Losses (if any) are determined by a final, non-appealable agreement, settlement, judgment or award binding on Seller and Purchaser in accordance with this Article VII.

Section 7.5 Certain Limitations.

(a) Notwithstanding the other provisions of this Article VII, in respect of any indemnification by Seller or Purchaser, pursuant to Section 7.1 or Section 7.2, respectively, (i) there will be no obligation to indemnify for any individual item where the Losses relating thereto is less than [***] of the Purchase Price (the “De Minimis Amount”) (provided, that such Losses shall be aggregated for purposes of this clause (i) if they arise out of the same matter, fact, circumstance or event, or a series of substantially related matters, facts, circumstances or events) and, if such Losses do not exceed the De Minimis Amount, then such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of Losses under the following clause (ii); (ii) where the Losses arising from such individual claim is equal to or greater than the De Minimis Amount, until the aggregate amount of all such Losses incurred by the Indemnified Party exceeds [***] of the Purchase Price (the “Deductible”), at which time all such Losses in excess of the Deductible will be subject to indemnification hereunder; and (iii) Seller’s or Purchaser’s aggregate Liability for indemnification pursuant to this Article VII, unless arising in connection with Fraud of Seller or the Divesting Entity or Third Party Claims, will not exceed [***] of the Purchase Price received by Seller.

(b) If, prior to the Closing, Purchaser has had knowledge of any breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement and Purchaser proceeds with the Closing, Purchaser shall be deemed to have waived such breach pursuant to this Article VII, to sue for damages or assert any other right or remedy arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or any certificate delivered pursuant hereto.

(c) Notwithstanding anything to the contrary contained herein (unless actually awarded and paid on account of a Third Party Claim ), no Party shall be liable for any (i) special, punitive, exemplary, incidental, consequential or indirect damages, (ii) lost profits or lost business, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill or (iii) damages calculated based on a multiple of profits, revenue or any other financial metric, in each case, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault.

Section 7.6 Adjustments to Losses.

(a) Insurance; Other Recovery. The amount of any Loss for which indemnification is provided under Section 7.1 or Section 7.2 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds actually received from a third party, as an offset against such Loss; provided, that in either case, the third party is not an Affiliate of the Indemnified Party. If the amount to be netted hereunder from any payment required under Section 7.1 or Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit realized or reasonably expected to be realized by the Indemnified Party by reason of such Loss.

Section 7.7 Sole Remedy; Waiver. Each Party acknowledges and agrees that the remedies provided for in this Agreement shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any applicable Law, except that nothing herein shall limit the liability of either Party for Fraud.

Section 7.8 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.

Section 7.9 No Double Recovery. Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or any of the Ancillary Documents related to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.

Section 7.10 Indemnity Payments. In the event that either Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article VII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

Section 7.11 Treatment for Tax Purposes. For all applicable Tax purposes, each Party agrees to treat any indemnity payment under this Article VII as an adjustment to the Aggregate Closing Payment, unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing has not occurred on or before March 30, 2022 (the “Termination Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill in any material respect any covenants, obligations or agreements in this Agreement was the principal cause of the failure of the Closing to occur on or before the Termination Date;

(c) by either Seller or Purchaser, if any Governmental Order shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Governmental Order shall have become final and non-appealable;

(d) by Purchaser, if Seller has breached any representation, warranty or covenant contained herein such that the conditions set forth in Section 3.1(a) (Representations, Warranties and Covenants of Seller) would not be satisfied if the date of such termination was the Termination Date, which breach is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured prior to the earlier of (i) [***] after delivery of written notice of such breach and (ii) the Termination Date; provided, however, that Purchaser is not then in material breach of any of its covenants, obligations or agreements in this Agreement; or

(e) by Seller, if Purchaser has breached any representation, warranty or covenant contained herein such that the conditions set forth in Section 3.2(a) (Representations, Warranties and Covenants of Purchaser) would not be satisfied if the date of such termination was the Termination Date, which breach is incapable of being cured by the Termination Date, or, if capable of being cured by the Termination Date, has not been cured prior to the earlier of (i) [***] after delivery of written notice of such breach and (ii) the Termination Date; provided, however, that Seller is not then in material breach of any of its covenants, obligations or agreements in this Agreement.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party. This Agreement may be terminated only in accordance with this Section 8.1, subject to the rights of the Parties to seek specific performance or injunctive relief as provided for in this Agreement.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 (Termination), this Agreement shall be of no further force and effect and there shall be no further obligations on the part of Purchaser or Seller or their respective officers, directors, shareholders, Affiliates or Representatives; provided, however, that notwithstanding anything herein to the contrary, Section 6.6 (Confidentiality), Section 6.7 (Public Announcements), the provisions of this Section 8.2 and Article IX (Miscellaneous), and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement and (b) nothing herein will relieve any party hereto from Liability arising out of or resulting from any fraud or intentional breach occurring prior to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and together with the Ancillary Documents, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect for the term provided for therein; provided, however, that effective upon the Closing, the Confidentiality Agreement shall terminate, notwithstanding anything to the contrary contained therein.

Section 9.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.3 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.4 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party; provided, however, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.4 shall be null and void.

Section 9.5 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller and the Divesting Entity, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if (x) delivered personally or by commercial delivery service, (y) mailed by registered or certified mail (return receipt requested) or (z) sent via facsimile or electronic mail (with automated or personal confirmation of receipt), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Seller:

Astellas Pharma Inc.

[***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Astellas US LLC

[***]

E-mail: [***]

(b)	if to Purchaser:

UPSTREAM BIO, INC.

[***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Galia Amir Cheyne, Adv.

[***]

Tel: [***]

Fax: [***]

Email: [***]

Any notice given as specified in this Section 9.6 (1) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively be deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (2) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third (3rd) Business Day after the post of the same.

Section 9.7 Fulfillment of Obligations. Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 9.9 Definitions; Interpretation.

(a) Definitions. Any capitalized terms used in any Schedule but not otherwise defined therein will have the meaning as defined in this Agreement.

(b) Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Schedules and Exhibits are references to Articles, Sections, subsections, clauses, Schedules and Exhibits, respectively, in and to this Agreement, unless otherwise specified. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section, or if more specific, subsection. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. All references to “days,” “months” or “years” shall be to calendar days, months and years, respectively, unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. References from or through any date shall mean and unless otherwise specified, from and including or through and including, respectively. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. References to any Person include the successors and permitted assigns of such Person. All references to masculine gender shall also include the feminine and neutral genders, and vice versa. References to Contracts shall be deemed to include all subsequent amendments and other modifications thereto. References to any Laws are to be construed as including all such Laws consolidating, amending or replacing the Law referred to. The phrase “provide to,” “made available” and “deliver to” and phrases of similar import mean, with respect to any information, document or material referred to have been delivered to the party to whom such information or material is to be provided. All payments required to be made pursuant to this Agreement shall be made in Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not mean simply “if.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the nearest tenth (10th) decimal place, and in respect of payments, rounded to the nearest whole United States cent.

Section 9.10 Withholding. Purchaser shall not deduct or withhold (or cause to be deducted or withheld) from the Purchase Price any amounts with respect to Taxes unless such deduction or withholding is required by applicable Law with respect to the payment of the Purchase Price; provided that Purchaser shall: (a) notify Seller in writing of its intention to make any such deduction or withholding at least [***] prior to the making of such deduction or withholding, along with a reasonable description of the legal basis underlying such deduction or withholding; (b) take into account all reduction and exemption (including, for the avoidance of doubt, treaty benefits) with respect to such deduction or withholding based on documentation and information provided by Seller; and (c) otherwise reasonably cooperate with Seller in obtaining any reduction, exemption, credit and refund with respect to such deduction or withholding.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, U.S.A., including its statutes of limitations, without regard to any conflict-of-laws or choice-of-law principles that might lead to the application of the substantive law of any other jurisdiction.

(b) Both Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts of New York, New York, United States in respect of all matters arising under or in connection with this Agreement.

Section 9.12 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by electronic signature in portable document format (.pdf) and an electronic signature in portable document format (.pdf) will constitute an original for all purposes.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

Section 9.14 No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed as of the date first written above.

ASTELLAS PHARMA INC.

By:	/s/ Ken Kubota
Name: Ken Kubota
Title: SVP, Business Development

UPSTREAM BIO, INC.

By:	/s/ Eran Perry
Name: Eran Perry
Title: President

Exhibit A

Form of Bill of Sale

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Exhibit B

Form of Patent Assignment

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Schedule 2.1(a)

Transferred Patent Rights

[***]

Schedule 2.1(b)

Transferred Inventory

[***]

Schedule 2.1(c)

Transferred Documents and Data

[***]

Schedule 2.1(e)

Transferred Copies of Filings and Correspondence

[***]

Schedule 6.2-1

Designated Suppliers

[***]

Schedule 6.2-2

Form of Notification Letter to Designated Suppliers

[***]

Schedule A

Compound

[***]

Schedule B

Knowledge

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